EXHIBIT 99.1

Applied Minerals, Inc. (formerly Atlas Mining Company) Announces Entering into a Memorandum of Understanding with KaMin Performance Minerals LLC.

New York, NY, November 20, 2009 - Applied Minerals, Inc. (OTCBB: ALMI) (formerly known as Atlas Mining Company) is pleased to announce that it has entered into a Memorandum of Understanding (“MOU”) with KaMin Performance Minerals LLC.  The terms of the MOU represent the key understandings that both parties have relating to a joint business relationship. The MOU is intended to serve as the template for which a binding toll manufacturing contract is developed.

Under the terms of the agreement, KaMin can commit to providing up to 26,500 short tons of annual capacity to produce Applied Minerals’ Halloysite products utilizing a manufacturing method, which has been established and deemed effective for such production.  KaMin can commit to additional volume or additional process steps, if needed, based on the market demand for Applied Minerals’ product.  KaMin can also provide additional support in terms of logistics, warehousing and quality control.

Applied Minerals has been working very closely with KaMin LLC to test different processing methods available at its manufacturing facility.  We have successfully processed over 20 tons of our material, consisting of four different grades geared toward different market applications.  These finished products have been sampled out to customers for evaluation and preliminary feedback has been encouraging.  In addition, Applied Minerals has successfully performed its own testing of this material in various targeted applications that have demonstrated the desired property improvements being sought for such applications.

In addition to this arrangement with KaMin, Applied Minerals intends to process certain grades of product at their existing plant located at their Utah mine site.

About Applied Minerals Inc

Applied Minerals Inc, formerly the Atlas Mining Company, is the producer of halloysite clay from their wholly owned Dragon Mine Property in Utah. Halloysite is aluminosilicate clay that forms naturally occurring nanotubes.  In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the company has targeted niche applications that they feel will benefit from the tubular morphology of their Halloysite. These include: carriers of active ingredients in paints, coatings and building materials, agricultural applications and high performance fillers in plastic composites.

Statements in this press release that are not historical facts and this includes all the statements concerning future-oriented statements relating to processing, capacity, costs, notifications, working together are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of significant risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. There is no assurance that the Company and KaMin will actually enter into a final agreement or that the terms will not be materially different from the terms of the MOU. Refer to the company’s Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Applied Minerals Inc. Investor Relations Contact
Tim Clemensen- Rubenstein IR
(212) 843-9337